Exhibit 23.2

Consent of Independent Public Accountants

We consent to the incorporation by reference in the registration statement of Team, Inc., on Form S-3 of our report dated March 27, 2015, relating to our audit of the consolidated financial statements of QualSpec Group, LLC, as of December 31, 2014 and 2013, and for each of the years then ended, and our report dated March 25, 2014, relating to our audit of the consolidated financial statements of QualSpec Group, LLC, as of December 31, 2013 and 2012, and for each of the years then ended which report is incorporated by reference in the Form S-3 of Team, Inc.

We also consent to the reference to us under the caption “Experts” in the Form S-3 registration statement.

/s/ BKD, LLP

San Antonio, Texas
October 11, 2016